Exhibit 99.1

Glacier Bancorp, Inc. Earnings for Quarter and Year Ended December 31, 2004

HIGHLIGHTS:

*	Net earnings for quarter $11.563 million, up 21 percent from last year’s quarter.

*	Net earnings for 2004 of $44.616 million, up $6.608 million, or 17 percent from last year.

*	Diluted quarterly earnings per share of $.46, up 18 percent from last year’s quarter.

*	Diluted earnings per share for the year of $1.79, up 15 percent from last year.

*	Loans outstanding increased $274 million, or 19 percent, since December 31, 2003.

*	Non-interest bearing deposits increased $91 million, or 25 percent, since December 31, 2003.

*	Cash dividend of $.17 declared, resulting in 2004 dividends of $.68, which is an increase of $.08, or 13 percent over the prior year.

*	Definitive agreements to acquire Citizens Community Bank, Pocatello, Idaho and First National Bank-West, Evanston, Wyoming with combined assets of approximately $350 million signed during the quarter.

KALISPELL, Mont., Feb. 3 /PRNewswire-FirstCall/ --

Earnings Summary (Unaudited - $ in thousands, except per share data)	Three months ended December 31,		Twelve months ended December 31,

	2004	2003	2004	2003

Net earnings	$11,563	$9,531	$44,616	$38,008
Diluted earnings per share	$0.46	$0.39	$1.79	$1.55
Return on average assets (annualized)	1.53%	1.40%	1.54%	1.53%
Return on average equity (annualized)	17.28%	16.29%	17.61%	16.82%

          Glacier Bancorp, Inc. (Nasdaq: GBCI) reported net quarterly earnings of $11.563 million, an increase of $2.032 million, or 21 percent, over the $9.531 million for the fourth quarter of 2003.  Diluted earnings per share for the quarter of $.46, is an increase of 18 percent over the per share earnings of $.39 for the same quarter of 2003.  “2004 was a very good year for Glacier Bancorp, Inc.,” said Mick Blodnick, President and Chief Executive Officer. “We continue to operate in markets that are demonstrating strong growth allowing our banks to produce double digit balance sheet and earnings increases.”  Return on average assets and return on average equity for the quarter were 1.53 percent and 17.28 percent, respectively, which compares with prior year returns for the fourth quarter of 1.40 percent and 16.29 percent.

          Net earnings for the year ended December 31, 2004 were $44.616 million, which is an increase of $6.608 million, or 17 percent over the prior year. Without the 2003 $1.253 million gain on sale of securities, net earnings increased $7.456 million, or 20 percent.  Diluted earnings per share of $1.79, is an increase of 15 percent over the $1.55 earned in 2003.  The 2004 return on average assets and return on average equity were 1.54 percent and 17.61 percent, respectively, which compares with the prior year returns of 1.53 percent and 16.82 percent.

Assets (Unaudited - $ in thousands)	December 31, 2004	December 31, 2003	$ change from December 31, 2003

Cash on hand and in banks	$79,300	$77,093	$2,207
Investments, interest bearing deposits, FHLB stock, and FRB stock	1,098,633	1,106,001	(7,368)
Loans:
Real estate	393,141	317,774	75,367
Commercial	991,081	841,306	149,775
Consumer	344,075	295,275	48,800
Total loans	1,728,297	1,454,355	273,942
Allowance for loan losses	(26,492)	(23,990)	(2,502)
Total loans net of allowance for losses	1,701,805	1,430,365	271,440
Other assets	130,999	126,174	4,825
Total Assets	$3,010,737	$2,739,633	$271,104

          At December 31, 2004 total assets were $3.011 billion which is $271 million greater than the December 31, 2003 assets of $2.740 billion, an increase of 10 percent.

          Total loans have increased $274 million from December 31, 2003, an increase of 19 percent, with the growth occurring in all loan categories. Commercial loans increased $150 million, or 18 percent, real estate loans gained $75 million, or 24 percent, and consumer loans grew by $49 million, or 17 percent.  Loan volume continues to be very strong with loans increasing $43 million during the fourth quarter which has historically been a slow quarter for loan growth.  During the same quarter last year loans declined by $13 million.  “Loan growth has been the single biggest surprise of 2004.  Our loan production doubled what we expected,” Blodnick said.

          Investment securities, including interest bearing deposits in other financial institutions, have decreased $7 million from December 31, 2003. Without the approximately $18 million of proceeds of the March 2004 issuance of Trust Preferred Securities that are invested in investment securities, total investments would have declined $25 million from last year.  Some of the cash flow from investment maturities is now being used to fund the significant growth in loans.

Liabilities (Unaudited - $ in thousands)	December 31, 2004	December 31, 2003	$ change from December 31, 2003

Non-interest bearing deposits	$460,059	$369,052	$91,007
Interest bearing deposits	1,269,649	1,228,573	41,076
Advances from Federal Home Loan Bank	818,933	777,294	41,639
Securities sold under agreements to repurchase and other borrowed funds	81,215	64,986	16,229
Other liabilities	30,697	26,889	3,808
Subordinated debentures	80,000	35,000	45,000
Total liabilities	$2,740,553	$2,501,794	$238,759

          Non-interest bearing deposits have increased $91 million, or 25 percent, since December 31, 2003.  This continues to be a primary focus of our banks and the programs we have initiated this past year continue to gain momentum. Total deposits have increased $132 million from December 31, 2003.  This growth in deposits, a low cost stable funding source, gives us increased flexibility in managing our asset mix.  Federal Home Loan Bank advances have also increased, $42 million from December 31, 2003, as we continue to take advantage of the flexibility of that funding source.  In addition, repurchase agreements and other borrowed funds have increased from the prior year as we continue to use these cost effective sources of funding.  On March 24, 2004, subordinated debentures in the form of trust preferred securities of $45 million, with an interest rate of 5.79 percent, were issued.  The proceeds will be used to fund the pending acquisitions.

Stockholders’ equity (Unaudited - $ in thousands except per share data)	December 31, 2004	December 31, 2003	$ change from December 31, 2003

Common equity	$264,250	$231,223	$33,027
Accumulated other comprehensive income	5,934	6,616	(682)
Total stockholders’ equity	$270,184	$237,839	$32,345
Stockholders’ equity to total assets	8.97%	8.68%
Book value per common share	$11.01	$9.83	$1.18
Market price per share at end of quarter	$34.04	$25.98	$8.06

          Total equity and book value per share amounts have increased substantially from the prior year, primarily the result of earnings retention, and stock options exercised.  Accumulated other comprehensive income, representing net unrealized gains on securities available for sale of $6 million at December 31, 2004 is slightly less than the $7 million at year end 2003, with the decline primarily a function of interest rate changes.

Operating Results for Three Months Ended December 31, 2004 Compared to
December 31, 2003

Revenue summary (Unaudited - $ in thousands)	Three months ended December 31,

	2004	2003	$ change	% change

Net interest income	$27,840	$24,887	$2,953	12%
Non-interest income
Service charges, loan fees, and other fees	6,409	4,987	1,422	29%
Gain on sale of loans	2,007	1,934	73	4%
Other income	753	402	351	87%
Total non-interest income	9,169	7,323	1,846	25%
	$37,009	$32,210	$4,799	15%
Tax equivalent net interest margin	4.16%	4.17%

          Net Interest Income
          Net interest income for the quarter increased $2.953 million, or 12 percent, over the same period in 2003.  Total interest income increased $4.687 million, or 14 percent, while total interest expense was $1.734 million, or 19 percent higher.  The increase in interest expense is primarily attributed to the increase in the subordinated debentures issued in March 2004 for the trust preferred securities, increased level of FHLB advances and other borrowings, and increases in short term interest rates during 2004.  The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.16 percent which was near the 4.17 percent result for the fourth quarter of 2003.  The margin for the fourth quarter increased from the 4.11 percent experienced for the third quarter of 2004.  Also having a negative impact on the fourth quarter interest margin was the suspension of FHLB dividends for the 2004 quarter.  FHLB dividends of $511 thousand were received in the same quarter last year.

          Non-interest Income
          Fee income increased $1.422 million, or 29 percent, over the same period last year, driven primarily by an increased number of loan and deposit accounts and additional customer services offered.  Gain on sale of loans increased $73 thousand from the fourth quarter of last year.  Loan origination activity for housing construction and purchases remains quite strong in our markets, with $180 million in residential loans originated in the fourth quarter and $668 million for the year.

Non-interest expense summary (Unaudited - $ in thousands)	Three months ended December 31,

	2004	2003	$ change	% change

Compensation and employee benefits	$10,231	$9,696	$535	6%
Occupancy and equipment expense	2,771	2,665	106	4%
Outsourced data processing	424	429	(5)	-1%
Core deposit intangibles amortization	264	306	(42)	-14%
Other expenses	5,020	4,593	427	9%
Total non-interest expense	$18,710	$17,689	$1,021	6%

          Non-interest Expense
          Non-interest expense increased by $1.021 million, or 6 percent, from the same quarter of 2003.  Compensation and benefit expense increased $535 thousand, or 6 percent from the fourth quarter of 2003, with additional bank branches, normal compensation increases for job performance and increased cost for benefits tied to Company performance accounting for the majority of the increase.  Occupancy and equipment expense increased $106 thousand, or 4 percent, reflecting the cost of the additional locations and facility upgrades.  Other expenses increased $427 thousand, or 9 percent, primarily from additional marketing expenses, and costs associated with new branch offices, and audit costs from compliance with Sarbanes-Oxley rules.  The efficiency ratio (non-interest expense/net interest income + non-interest income) was 51 percent for the 2004 quarter which is a significant improvement from the 55 percent for the 2003 quarter.

Credit quality information (Unaudited - $ in thousands)	December 31, 2004	December 31, 2003

Allowance for loan losses	$26,492	$23,990
Non-performing assets	9,608	13,068
Allowance as a percentage of non performing assets	276%	184%
Non-performing assets as a percentage of total assets	0.32%	0.48%
Allowance as a percentage of total loans	1.53%	1.65%
Net charge-offs as a percentage of loans	0.098%	0.118%

          Allowance for Loan Loss and Non-Performing Assets
          Non-performing assets as a percentage of total assets at December 31, 2004 were at .32 percent, a decrease from .48 percent at December 31, 2003.  This compares favorably to the Federal Reserve Bank Peer Group average of .49 percent at September 30, 2004, the most recent information available.  The allowance for loan losses was 276 percent of non-performing assets at December 31, 2004, compared to 184 percent a year ago.  “The improvement in credit quality is significant with the ratio of non-performing assets at the lowest level since prior to the Westerfed acquisition in the first quarter of 2001,” said Blodnick.  “We are pleased with the results but will continue to work hard to further reduce the non-performing level.”  The allowance has increased $2.502 million, or 10 percent, from a year ago to $26.492 million, which is 1.53 percent of December 31, 2004 total loans outstanding, down slightly from the 1.65 percent a year ago.  The fourth quarter provision for loan losses expense was $1.200 million, an increase of $504 thousand from the same quarter in 2003.

Operating Results for the Year Ended December 31, 2004 Compared to the Prior Year

          Operating results include amounts related to the operation of the three branches acquired with the Pend Oreille Bank as of July 15, 2003 and the Ione, Washington branch as of June 4, 2004.

Revenue summary (Unaudited - $ in thousands)	Year ended December 31,

	2004	2003	$ change	% change

Net interest income	$107,393	$92,352	$15,041	16%
Non-interest income
Service charges, loan fees, and other fees	24,260	19,756	4,504	23%
Gain on sale of loans	8,015	10,674	(2,659)	-25%
Gain on sale of investments, net of impairment charge	—	1,253	(1,253)	-100%
Other income	2,290	1,879	411	22%
Total non-interest income	34,565	33,562	1,003	3%
	$141,958	$125,914	$16,044	13%
Tax equivalent net interest margin	4.15%	4.20%

          Net Interest Income
          Net interest income increased $15.041 million, or 16 percent, over 2003. Total interest income was $16.455 million, or 13 percent higher than 2003, while total interest expense was $1.414 million, or 4 percent higher.  The investment portfolio generated approximately 61 percent of the increase in interest income.  Additional interest income from the large increase in loans outstanding was partially offset by lower rates on the loan portfolio due to refinancing, and re-pricing of existing loans.  The increase in interest expense is attributed to the increase in the subordinated debentures which increased interest expense by $2.004 million.  Interest expense on deposits declined $3.167 million, or 18 percent, from reductions in rates on maturing fixed term interest bearing deposits.  Interest on Federal Home Loan Bank borrowings and other borrowed funds increased $2.577 million, or 15 percent, from increased volumes and increasing interest rates.  The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.15 percent which was a decrease from 4.20 percent for 2003.

          Non-interest Income
          Fee income increased $4.504 million, or 23 percent, over last year, driven primarily by an increased number of loan and deposit accounts and the fee income associated with this growth in accounts.  Gain on sale of loans decreased $2.659 million, or 25 percent, from last year, because of greatly reduced refinance activity.  Loan origination activity for housing, especially new construction, remains quite strong in our markets.  In 2003 gains on sale of investments, net of impairment charge, of $1.253 million were recorded and zero gains were realized in 2004.

Non-interest expense summary (Unaudited - $ in thousands)	Year ended December 31,

	2004	2003	$ change	% change

Compensation and employee benefits	$39,955	$36,173	$3,782	10%
Occupancy and equipment expense	10,797	9,931	866	9%
Outsourced data processing	1,551	1,650	(99)	-6%
Core deposit intangibles amortization	1,074	1,243	(169)	-14%
Other expenses	18,756	16,947	1,809	11%
Total non-interest expense	$72,133	$65,944	$6,189	9%

          Non-interest Expense
          Non-interest expense increased by $6.189 million, or 9 percent, from 2003 including expenses from the acquisitions, two additional branches in Boise, Idaho, and a new branch in downtown Bozeman, Montana.  Compensation and benefit expense increased $3.782 million, or 10 percent, with the additional bank branches, normal compensation increases for job performance and increased cost for benefits tied to Company performance, accounting for the majority of the increase.  Occupancy and equipment expense increased $866 thousand, or 9 percent, reflecting the cost of the additional locations and facility upgrades.  Other expenses increased $1.809 million, or 11 percent, primarily from start up expenses on implementing the High Performance Checking program at the four banks not previously on the program, additional advertising expense, $600 thousand increase in audit and consulting expenses, and costs associated with new branch offices and the acquisitions.  The efficiency ratio (non-interest expense/net interest income + non-interest income) was 51 percent, improving slightly from the 53 percent in 2003, excluding the gain on sale of securities.

          Allowance for Loan Loss and Non-Performing Assets
          The provision expense for loan losses was $4.195 million, which is an increase of $386 thousand from the prior year’s provision.  Net charge offs as a percentage of loans outstanding were .10 percent for 2004 which is down from .12 percent for 2003.

          Cash dividend
          On December 29, 2004, the board of directors declared a cash dividend of $.17 payable January 20, 2005 to shareholders of record on January 11, 2005. This brings the dividends declared in 2004 to $.68 which is an increase of $.08, a 13 percent increase.

          Announced acquisitions
          On November 22, 2004 the signing of a definitive agreement to acquire the approximately $240 million asset First National Banks-West Co. a bank holding company for First National Bank-West, Evanston, Wyoming was announced.  This bank has seven locations in western Wyoming and upon receiving shareholder and regulatory approval will become the eighth subsidiary bank of the Company and the first to be located in the state of Wyoming.

          On December 15, 2004 the signing of a definitive agreement to acquire Citizens Bank Holding Company and its approximately $110 million asset subsidiary bank Citizens Community Bank, Pocatello, Idaho was announced.  This bank operates from three banking offices in Pocatello and Idaho Falls, Idaho and upon receiving shareholder and regulatory approval will become the ninth subsidiary bank of the Company.

          Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, all located in Montana, and Mountain West Bank located in Idaho with two branches in Utah and two in Washington.

          Visit our website at www.glacierbancorp.com

GLACIER BANCORP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Unaudited - $ in thousands except per share data)	December 31, 2004	December 31, 2003

Assets:
Cash on hand and in banks	$79,300	$77,093
Interest bearing cash deposits	13,007	9,047
Investment securities, available-for-sale	1,035,823	1,050,311
Federal Home Loan Bank of Seattle stock, at cost	44,004	41,235
Federal Reserve Bank stock, at cost	5,799	5,408
Net loans receivable:
Real estate loans	393,141	317,774
Commercial Loans	991,081	841,306
Consumer and other loans	344,075	295,275
Allowance for losses	(26,492)	(23,990)
Total Loans, net	1,701,805	1,430,365
Premises and equipment, net	55,732	53,251
Real estate and other assets owned, net	2,016	587
Accrued interest receivable	15,637	14,941
Core deposit intangible, net	4,939	5,865
Goodwill	37,376	36,951
Other assets	15,299	14,579
	$3,010,737	$2,739,633
Liabilities and stockholders’ equity:
Non-interest bearing deposits	$460,059	$369,052
Interest bearing deposits	1,269,649	1,228,573
Advances from Federal Home Loan Bank of Seattle	818,933	777,294
Securities sold under agreements to repurchase	76,158	56,968
Other borrowed funds	5,057	8,018
Accrued interest payable	4,864	4,353
Deferred tax liability	8,392	7,369
Subordinated debentures	80,000	35,000
Other liabilities	17,441	15,167
Total liabilities	2,740,553	2,501,794
Preferred shares, 1,000,000 shares authorized.
None outstanding	—	—
Common stock, $.01 par value per share.
62,500,000 shares authorized	245	242
Paid-in capital	227,614	222,588
Retained earnings - substantially restricted	36,391	8,393
Accumulated other comprehensive income	5,934	6,616
Total stockholders’ equity	270,184	237,839
	$3,010,737	$2,739,633
Number of shares outstanding	24,549,410	24,203,338
Book value of equity per share	11.01	9.83

GLACIER BANCORP, INC. CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited - $ in thousands except per share data)	Three months ended December 31,		Twelve months ended December 31,

	2004	2003	2004	2003

Interest income:
Real estate loans	$6,388	$5,766	$22,942	$23,883
Commercial loans	15,630	13,087	57,312	50,203
Consumer and other loans	5,417	4,882	20,331	20,013
Investment securities and other	11,304	10,317	46,700	36,731
Total interest income	38,739	34,052	147,285	130,830
Interest expense:
Deposits	3,648	3,741	14,054	17,221
FHLB Advances	4,817	4,309	18,540	16,860
Securities sold under agreements to repurchase	308	183	873	673
Subordinated debentures	1,555	904	5,619	3,615
Other borrowed funds	571	28	806	109
Total interest expense	10,899	9,165	39,892	38,478
Net interest income	27,840	24,887	107,393	92,352
Provision for loan losses	1,200	696	4,195	3,809
Net Interest income after provision for loan losses	26,640	24,191	103,198	88,543
Non-interest income:
Service charges and other fees	5,164	3,935	19,550	15,458
Miscellaneous loan fees and charges	1,245	1,052	4,710	4,298
Gain on sale of loans	2,007	1,934	8,015	10,674
Gain on sale of investments, net of impairment charge	—	—	—	1,253
Other income	753	402	2,290	1,879
Total fees and other income	9,169	7,323	34,565	33,562
Non-interest expense:
Compensation, employee benefits and related expenses	10,231	9,696	39,955	36,173
Occupancy and equipment expense	2,771	2,665	10,797	9,931
Outsourced data processing expense	424	429	1,551	1,650
Core deposit intangibles amortization	264	306	1,074	1,243
Other expenses	5,020	4,593	18,756	16,947
Total non-interest expense	18,710	17,689	72,133	65,944
Earnings before income taxes	17,099	13,825	65,630	56,161
Federal and state income tax expense	5,536	4,294	21,014	18,153
Net earnings	$11,563	$9,531	$44,616	$38,008
Basic earnings per share	0.47	0.39	1.82	1.58
Diluted earnings per share	0.46	0.39	1.79	1.55
Dividends declared per share	0.17	0.16	0.68	0.60
Return on average assets (annualized)	1.53%	1.40%	1.54%	1.53%
Return on average equity (annualized)	17.28%	16.29%	17.61%	16.82%
Average outstanding shares - basic	24,524,456	24,183,896	24,452,573	24,088,290
Average outstanding shares - diluted	25,048,465	24,712,311	24,915,255	24,525,573

SOURCE  Glacier Bancorp, Inc.
           -0-                             02/03/2005
           /CONTACT:  Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both of Glacier Bancorp, Inc./
           /Web site:  http://www.glacierbancorp.com /
           (GBCI)